Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	August 7, 2009 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED ANNOUNCES ADDITION TO THE BOARD OF DIRECTORS

CLEVELAND, OH, August 7 Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of high quality products and services for the automotive, emissions testing, locomotive, and aircraft industries, today announced the addition of Kirin M. Smith, Managing Partner of the Glaubman, Rosenberg & Robotti Fund LP to its Board of Directors. Mr. Smith was elected to the Board of Hickok Incorporated July 31, 2009.

Robert L. Bauman, President and CEO, stated, "We welcome the addition of Mr. Smith to the Board of Directors as his financial community and consulting expertise will bring a new dimension to our Board. We hope to leverage Mr. Smith’s industry insights and broad based contacts to benefit the Company going forward and help us maximize value for our shareholders."

Kirin M. Smith stated, "I am pleased to join the Board of a company that is clearly focused on improving our environment with its high quality emission reduction testing technologies. I am excited to help the company achieve further growth as it capitalizes on the recognition its products and expertise have attracted."

Mr. Smith is the co-founder and managing partner of the Glaubman, Rosenberg & Robotti Fund LP, a fundamental equity investment fund focused on value investing. Kirin is also an investment banker at Wynston Hill Capital LLC where he focuses on strategic consulting, corporate finance and financial communications. Kirin is also on the Board of Directors of IM Strategies, an Internet research portal focused on the micro – small cap market. Previously, Kirin was a portfolio manager at Robotti & Co, where he managed portfolios of individuals and family businesses as well working with a network of institutional investors. Prior to that, Kirin was an Assistant Vice President at Financial Dynamics specializing in investment community consulting for micro-large capitalization public technology and financial services companies.